Exhibit 10.1

AGREEMENT FOR SALE OF MEMBERSHIP INTERESTS

THIS AGREEMENT FOR SALE OF MEMBERSHIP INTERESTS is made as of this 22nd day of March, 2005 (this “Agreement”), by and between WHITEHALL V-S REAL ESTATE LIMITED PARTNERSHIP (“Whitehall”), a Delaware limited partnership, BRIDGE STREET REAL ESTATE FUND 1996, L.P. (“Bridge”), a Delaware limited partnership, STONE STREET GMH-S CORP. (“Stone Street”), a Delaware corporation, STONE STREET REAL ESTATE FUND 1996, L.P., a Delaware limited partnership (“Stone Street Fund”, together with Whitehall, Bridge, and Stone Street, sometimes collectively hereinafter referred to as “Whitehall Sellers”), GH COLLEGE PARK, INC., a Pennsylvania corporation (“College Park”), GARY M. HOLLOWAY, SR. (“Holloway”), BRUCE F. ROBINSON (“Robinson”), FRANK TROPEA (“Tropea”), JOSEPH M. COYLE (“J. Coyle”), MICHAEL MAYOCK (“Mayock”), LOUIS BATTAGLIESE (“Battagliese”), ROBERT DIGIUSEPPE (“DiGiuseppe”), DENISE HUBLEY (“Hubley”), DAVID FORREST (“Forrest”), MICHAEL MAHER (“Maher”) and CATHY COYLE (“C. Coyle”; together with Holloway, Robinson, Tropea, J. Coyle, Mayock, Battagliese, DiGiuseppe, Hubley, Forrest and Maher, collectively hereinafter referred to as “GMH Partners”; together with College Park, collectively hereinafter referred to as “GMH Sellers”) (Whitehall Sellers and GMH Sellers sometimes collectively hereinafter referred to as, “Seller”), and STATE COLLEGE INTERMEDIATE, LLC, a Delaware limited liability company and GMH COMMUNITIES, LP, a Delaware limited partnership (collectively, “Purchaser”).

WHEREAS, the Whitehall Sellers and GMH Sellers are all of the members of WHGMH REALTY, L.L.C., a Delaware limited liability company (the “LLC”), which LLC was formed pursuant to that certain Limited Liability Company Agreement of WHGMH Realty, L.L.C., dated December 19, 1995, as amended by that certain Amendment to Limited Liability Company Agreement of WHGMH Realty, L.L.C. dated of even date herewith, as amended (the “LLC Agreement”);

WHEREAS, the parties have agreed to enter into a transaction pursuant to which Purchaser will acquire Seller’s entire membership interests in the LLC (the “LLC Interests”);

WHEREAS, the parties hereto desire to enter into this Agreement in order to memorialize the transaction described above.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

SALE OF THE PROPERTY

1.1                                 Property to be Sold and Conveyed.  Subject to the terms, conditions and covenants of this Agreement, each of the GMH Sellers and Whitehall Sellers agrees to sell, transfer and assign to Purchaser, and Purchaser agrees to purchase from Seller, as a several but not joint obligation, their respective Membership Interests which Seller owns, which Membership Interests shall be allocated amongst Purchaser in the manner designated by Purchaser.  The LLC is the current owner of fee simple title to that certain 196 unit apartment project, known as State College Park Apartments located in State College, Pennsylvania, being more particularly described in Exhibit “A” (the “Property”).

ARTICLE 2

CONSIDERATION

2.1                                 Purchase Price.  Purchaser shall pay to each of the Whitehall Sellers and GMH Sellers for the sale (in the case of the Whitehall Sellers) and sale and/or contribution (in the case of the GMH Sellers) of their respective Membership Interests to Purchaser for the aggregate price of Nineteen Million Sixty-One Thousand Seven Hundred Fifty and 00/100 Dollars ($19,061,750.00) (the “Purchase Price”) which shall be payable to the Whitehall Sellers in cash and to the GMH Sellers in cash and/or operating units in GMH Communities, LP, which Purchase Price shall be adjusted and apportioned as provided herein and allocated amongst the Seller in accordance with their respective percentage interests in the LLC as specified in the LLC Agreement (the “Percentage Interests”), as set forth on Schedule 2 attached hereto and made a part hereof.

2.2                                 Payment of the Purchase Price.  The Purchase Price shall be paid as follows:

(a) A deposit of TWO HUNDRED THOUSAND DOLLARS ($200,000.00) (the “Deposit”) shall be paid by Purchaser to Commonwealth Land Title Insurance Company, 1700 Market Street, Suite 2110, Philadelphia, Pennsylvania 19103, Attention: Celeste Heuberger, as escrow agent (the “Escrow Agent”), within five (5) business days after the Effective Date (as defined herein), which at Purchaser’s option may be by certified or bank cashier’s check or by wire transfer.  For purposes of this Agreement, “Effective Date” shall mean the date on which Purchaser and all of the Whitehall Sellers and GMH Sellers have executed this Agreement. The Deposit shall remain applicable to the Purchase Price and shall become non-refundable to Purchaser except as may otherwise be provided in accordance with the terms and provisions hereof. The Deposit shall be held in escrow until the Closing (defined below), at which time the Deposit shall be allocated amongst the Whitehall Sellers and GMH Sellers in accordance with their Percentage Interests, as a credit against the Purchase Price, or may be sooner released in accordance with the terms hereof. Escrow Agent shall be authorized, at Purchaser’s option, to invest the Deposit in an interest-bearing account in the name of Escrow Agent in such commercial bank as it deems appropriate. All interest or other earnings on the Deposit shall become a part of the Deposit and be disbursed to the party entitled to the Deposit pursuant to the terms and provisions hereof, and

(b)                                 The balance of the Purchase Price shall be paid by Purchaser to the Whitehall Sellers, in cash, and GMH Sellers, in cash and/or operating units, in accordance with their Percentage Interests by wire transfer funds, or issuance of operating units, at Closing, to such account or accounts as directed by the Whitehall Sellers and GMH Sellers, as applicable, in writing.

ARTICLE 3

CLOSING

3.1                                 Closing.  The parties agree that the closing of the purchase and sale of the Membership Interests (the “Closing”) shall take place on or prior to fifteen (15) days following the expiration of the Due Diligence Period, TIME BEING OF THE ESSENCE, or such sooner date on which the parties may agree (such date, as the same may be changed or extended, being referred to herein as the “Closing Date”). The Closing shall take place through an escrow closing with the Escrow Agent.

3.2                                 Apportionments; LLC Allocations.

(a)                                  At the Closing, the following items shall be apportioned as of the Closing Date:

(i)                                     Real estate taxes and assessments, if any, for the current calendar year; provided, however, that if the amount of such taxes and assessments for such year is not known at the time of Closing, such apportionment shall be based upon the most current assessment of the Property and the tax rate for the previous calendar year.  The current installment of any general or special assessments levied or assessed for work completed prior to the Closing shall be apportioned between Seller and Purchaser as of the Closing Date; provided, however, that any prior installments of any general and special assessments due and payable prior to the Closing Date shall be apportioned to Seller and future installments of any general and special assessments due and payable following the Closing Date shall be apportioned to Purchaser;

(ii)                                  Fuel, water, sewer use and other municipal utility charges;

(iii)                               All rents collected from tenants under the Leases for the month in which the Closing occurs and other income shall be prorated as of the Closing Date in accordance with the terms hereof, and Seller shall retain all rights to rents allocable to periods prior to the Closing Date. With respect to such rents for the month in which Closing occurs which are actually collected by the LLC prior to Closing, the LLC shall pay to Purchaser, by deduction of the amount due on Purchaser’s closing statement, the amount of any rents actually collected by the LLC from tenants under the Leases relative to the period from and after the Closing Date.  Rents received by the LLC after the Closing Date shall be applied by the LLC first to current rents and/or uncollected rents due for the period after the Closing Date, then to pay reasonable costs of collection incurred by the LLC, then to Seller, to the extent of any uncollected rents for the period prior to the Closing Date (the “Delinquent Rents”), then to Purchaser, for future rents due or to become due under the Leases. The LLC shall use reasonable efforts after Closing to collect such Delinquent Rents, but nothing herein shall obligate or require the LLC to institute a lawsuit, evict any tenant, exercise any lease remedies, or otherwise incur any costs or expenses to recover such amounts;

(iv)                              Purchaser shall receive a credit to the Purchase Price equal to the amount of (A) that portion of any prepaid rents applicable to the time period after the Closing actually received by the Partnership, (B) security deposits and other deposits paid by the tenants under any of the Leases not applied by the LLC prior to Closing; and (C) all interest unpaid and owing thereon or required by law to be paid to tenants, if any; and

(v)                                 Amounts owing, prepaid or received by the LLC prior to Closing on all Contracts.

Purchaser, at its sole option, shall have the exclusive right to file and prosecute an application for a real estate tax abatement or reduction or any litigation against the applicable taxing authorities relating to any taxes assessed against the Property.  The GMH Sellers agree to fully cooperate with Purchaser, at no cost or expense to the GMH Sellers, with respect to any such application and/or litigation and further authorize Purchaser to endorse and cash any tax abatement or reduction check which Purchaser receives or which is issued to Purchaser and, for such purposes, the GMH Sellers grant to Purchaser an irrevocable power of attorney coupled with an interest.  The amount of any abatement or reduction actually obtained, after adjustment of the legal fees, consultant fees and related costs incurred in obtaining the abatement or reduction, shall be apportioned between the parties.

In the event any apportionments pursuant to this Agreement or, subsequent to Closing, are found to be erroneous, then either party hereto who is entitled to additional monies shall invoice the other party for such additional amounts as may be owing, with any substantiation reasonably requested by the other party, and such amount shall be paid within twenty (20) days from receipt of the invoice and verification of the same. This obligation shall survive the Closing until the date of the Final True-Up (as hereinafter defined).  Notwithstanding the foregoing, if current real estate taxes and assessments, if any, for the current fiscal tax period cannot be determined at Closing, then such taxes and assessments shall be adjusted when the actual amount(s) of such taxes and assessments are known (not later than the date of the Final True-Up).

Except for liabilities and expenses prorated and/or expressly assumed in this Agreement, and/or the Closing Documents, the LLC shall remain obligated for any and all liabilities and expenses related to the ownership and operation of the Property accruing prior to the Closing Date in accordance with the terms and provisions of the Escrow Agreement (as hereinafter defined) and Purchaser shall be liable for any and all liabilities and expenses related to the ownership and operation of the Property accruing from and after the Closing Date.

(b)                                 All items of income, gain, loss, deduction and credit for calendar year 2005 in respect of the Membership Interests shall be allocated between the Whitehall Sellers and GMH Sellers, on the one hand, and Purchaser, on the other hand, using the closing of the books method, notwithstanding anything to the contrary set forth in the LLC Agreement, except that the Whitehall Sellers and GMH Sellers agree to deposit the sum of Two Hundred Thousand Dollars ($200,000.00) of the Purchase Price into escrow with the Title Company (the “Reserve”) under a mutually satisfactory escrow agreement (the “Escrow Agreement”), which Reserve shall either be disbursed to Purchaser, or shall be augmented by Purchaser, in accordance with the calculation of the Final True-Up which shall take place no later than 180 days after the Closing Date, at which time the balance of the Reserve in the escrow account shall be disbursed to the Whitehall Sellers and GMH Sellers in accordance with their Percentage Interests. The provisions of this paragraph shall survive the execution and delivery of this Agreement and the Assignment and Assumption (as hereinafter defined).  This Section shall survive Closing for a period of 180 days.  Prior to that date which is 180 days after the Closing, the parties hereto shall conduct a final accounting of all apportionments and adjustments provided for herein (the “Final True-Up”).

3.3                                 Seller’s Deliveries.  At the Closing, each of the Whitehall Sellers and GMH Sellers shall deliver, as a several but not joint and several obligation, the following to Purchaser (each referred to hereinafter as a “Closing Document”):

(a)                                  an agreement of assignment and assumption of the Membership Interests in the form attached hereto as Exhibit “B” (the “Assignment and Assumption”);

(b)                                 a FIRPTA Affidavit; and

(c)                                  copies of organizational documents and other evidence reasonably satisfactory to the Escrow Agent of the capacity and authority of the persons signing, on behalf of each of the Whitehall Sellers and GMH Sellers, this Agreement and all documents delivered pursuant hereto and for the closing of this transaction.

3.4                                 Purchaser’s Deliveries and Closing Conditions.  At the Closing, Purchaser shall deliver to the Whitehall Sellers and GMH Sellers (a) copies of organizational documents and other evidence reasonably satisfactory to the Whitehall Sellers and GMH Sellers and the Escrow Agent of the capacity and authority of the persons signing this Agreement on behalf of Purchaser and all documents delivered hereto, (b) the balance of the Purchase Price, as adjusted, and (c) all other executed documents and instruments reasonably necessary to close this transaction or otherwise required by this Agreement. Purchaser’s obligations hereunder are subject to (i) the representations and warranties of each of the Whitehall Sellers and the GMH Sellers set forth in

Section 7.2 hereof being true and correct as of the Closing Date and (ii) the receipt by Purchaser, at the Closing, of a bringdown or endorsement to the existing ALTA Extended Owner’s Policy of Title Insurance (the “Title Policy”) issued by the Escrow Agent, dated as of the Closing Date.  Purchaser’s obligations hereunder are also subject to the assignment of the Membership Interests, which Membership Interests shall be assigned by the Whitehall Sellers and GMH Sellers to Purchaser “as is”; provided, however, that the Membership Interests shall be assigned free and clear of any liens, claims, pledges and encumbrances.  The Whitehall Sellers and GMH Sellers shall not, as a several and not a joint and several obligation, encumber the Membership Interests without Purchaser’s prior written consent.

3.5                                 Closing.  Except to the extent provided herein, each party shall pay its own costs and attorney’s fees associated with this transaction. Any transfer, conveyance, documentary and intangible fees and taxes due in connection with the assignment of the Membership Interests to Purchaser shall be split equally by Purchaser and the Partnership.  Purchaser shall pay for the costs of the title search and the premium for issuance of the owner’s and lender’s Title Policy and any endorsements thereto. Purchaser shall remain solely responsible for the payment of all costs and fees associated with any and all updates to the Existing Survey (as hereinafter defined) and any and all costs and fees incurred by Purchaser in the performance of its due diligence investigation and studies of the Property.  The reasonable escrow fees of the Escrow Agent, if any, shall be paid one-half by the LLC and one-half by Purchaser.

ARTICLE 4

TITLE AND CONDITION OF PROPERTY

4.1                                 Title.  Purchaser shall have the right to obtain an update (the “Updated Survey”) to any existing survey (the “Existing Survey”), at its sole cost and expense.

4.2                                 Condition of Property.

(a)                                  PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER SELLER, NOR ANY AGENT OR REPRESENTATIVE OF SELLER HAS MADE, AND SELLER IS NOT LIABLE OR RESPONSIBLE FOR OR BOUND IN ANY MANNER BY, ANY EXPRESS OR IMPLIED REPRESENTATIONS, WARRANTIES, COVENANTS, AGREEMENTS, OBLIGATIONS, GUARANTEES, STATEMENT, INFORMATION OR INDUCEMENTS PERTAINING TO THE PROPERTY OR ANY PART THEREOF, TITLE TO THE PROPERTY, THE PHYSICAL CONDITION THEREOF, THE ENVIRONMENTAL CONDITION THEREOF, THE FITNESS AND QUALITY THEREOF, THE INCOME EXPENSES OR OPERATION THEREOF, AND THE VALUE AND PROFITABILITY THEREOF, THE USES WHICH CAN BE MADE THEREOF, CURRENT AND FUTURE ZONING, THE SUITABILITY OF THE PROPERTY OR ANY PORTION THEREOF FOR RENOVATION OR CONSTRUCTION, OR ANY OTHER MATTER OR THING WHATSOEVER WITH RESPECT THERETO. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER FOREVER RELEASES AND DISCHARGES SELLER FROM ANY AND ALL OBLIGATIONS WITH RESPECT TO THE FOREGOING, INCLUDING, BUT NOT LIMITED TO, ANY AND ALL CLAIMS OR OTHER LIABILITIES WHATSOEVER WITH RESPECT THERETO. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER ACKNOWLEDGES, AGREES, REPRESENTS AND WARRANTS THAT PURCHASER IS NOT RELYING UPON

ANY REPRESENTATION OR WARRANTY OF ANY SELLER PARTY (AS HEREINAFTER DEFINED), NOR ANY BROKER OR REPRESENTATIVE OF SELLER, WHETHER IMPLIED, PRESUMED OR EXPRESSLY PROVIDED AT LAW OR OTHERWISE, AND THAT IT HAS HAD SUCH ACCESS TO THE PROPERTY AND TO INFORMATION AND DATA RELATING TO ALL OF SAME AS PURCHASER HAS CONSIDERED NECESSARY, PRUDENT, APPROPRIATE OR DESIRABLE FOR THE PURPOSES OF THIS TRANSACTION. WITHOUT LIMITING THE FOREGOING, PURCHASER ACKNOWLEDGES AND AGREES THE PURCHASER IS PURCHASING THE MEMBERSHIP INTERESTS “AS-IS”, EXCEPT AS OTHERWISE SET FORTH HEREIN.  PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT SELLER IS UNDER NO DUTY TO MAKE ANY INQUIRY REGARDING ANY MATTER THAT MAY OR MAY NOT BE KNOWN TO ANY SELLER PARTY OR ANY BROKER OF SELLER.  THIS SECTION SHALL SURVIVE THE CLOSING, OR, IF THE CLOSING DOES NOT OCCUR, SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

(b)                                 Without limiting the terms and conditions of Article 4.2(a) above, none of the Whitehall Sellers or the GMH Sellers warrant that the Property complies with any current municipal, county, state or federal law, ordinance, regulation or building code. Purchaser assumes all responsibility to review with such appropriate governmental and quasi-governmental authorities as Purchaser deems necessary. The provisions of this paragraph shall survive Closing. As used in this Agreement, “Purchaser Party” or “Purchaser Parties” shall mean Purchaser, any permitted assignee of Purchaser, and any partner or member in, or, as applicable, any shareholder or director of Purchaser, or any permitted assignee of Purchaser, as well as the officers, employees, attorneys, and agents of Purchaser or any permitted assignee of Purchaser.  As used in this Agreement, “Seller Party” or “Seller Parties” shall mean each of the Whitehall Sellers and GMH Sellers, and any partner or member in, or, as applicable, any shareholder or director of each of the Whitehall Sellers and GMH Sellers, as well as the officers, employees, attorneys, and agents of each of the Whitehall Sellers and GMH Sellers.

4.3                                 Waiver and Release.  Except as set forth in Section 7.2(A) hereof, without limiting the provisions of Section 4.2(a) and (b), Purchaser, for itself and any successors and assigns of Purchaser, waives its right to recover from, and forever releases and discharges, and covenants not to sue, any of the Whitehall Sellers or the GMH Sellers, Seller’s Affiliates or any Seller Parties with respect to any and all Claims, whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the Property including the physical, environmental or structural condition of the Property or any law or regulation applicable thereto, including, without limitation, any Claim or matter relating to the use, presence, discharge or release of Hazardous Materials on, under, in, above or about the Property.  In connection with this Section 4.3, Purchaser hereby waives, releases and agrees not to commence any action, legal proceeding, cause of action or suits in law or equity, of whatever kind or nature, including, but not limited to, a private right of action under the federal superfund laws, 42 U.S.C. Sections 9601 et. seq. or any similar law, rule or regulation and any action or claim based upon any common law or case law directly or indirectly, against any of the Whitehall Sellers or the GMH Sellers, Seller’s Affiliates or Seller Parties, or their agents in connection with the Claims described above, except as specifically otherwise provided by Section 7.2(A) hereof.  Purchaser elects to and does assume all risk for such Claims heretofore and hereafter arising, whether now known or unknown by Purchaser, except as specifically otherwise provided by Section 7.2(A) hereof.  To the extent permitted by law, Purchaser hereby agrees, represents and warrants that Purchaser realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and Purchaser further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that, except as specifically otherwise provided by Section 7.2(A) hereof, Purchaser nevertheless hereby intends to release, discharge and acquit the Whitehall Sellers and GMH Sellers from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which might in any way be included as a material portion of the consideration given to such Sellers by Purchaser in exchange for the Seller’s performance hereunder.  Without limitation of the foregoing, if Purchaser has actual knowledge of (i) a default in any of the covenants, agreements or obligations to be performed by any of the Sellers under this Agreement and/or (ii) any breach of or inaccuracy in any representation of any Seller made in this Agreement which would entitle Purchaser to terminate this Agreement, and nonetheless elects to proceed to Closing, then Purchaser shall be deemed to have waived any such default and/or breach or inaccuracy and shall have no Claim against any Seller with respect thereto.

ARTICLE 5

PRE-CLOSING DELIVERIES OF SELLER; DUE DILIGENCE

5.1                                 Deliveries of GMH Sellers.  The GMH Sellers have provided, or shall provide within five (5) business days following the Effective Date, to Purchaser, copies of the Contracts, current rent rolls for the Property, a copy of the certificate of insurance evidencing the insurance coverage in place as of the Effective Date and, to the extent in the possession of the GMH Sellers or the Partnership, copies of the Permits and Reports, the Miscellaneous Agreements and all documents, records and other information relating to the Property, including without limitation all of the materials listed in Schedule 1 to the extent such materials are in the possession of the GMH Sellers or the LLC (collectively, “Seller Deliverables”).  The Whitehall Sellers shall provide to the GMH Sellers or the Purchaser copies of any and all tax returns of the Partnership, and documentation in support thereof, which may not have been previously given to the GMH Sellers.

5.2                                 No Obligation to Comply.  None of the Whitehall Sellers or the GMH Sellers shall be obliged to cure any defects in the Property or violations of law with respect to the Property, or to make any capital improvements to the Property or repairs to the Property.  Between the Effective Date and the Closing Date, the GMH Sellers will advise Purchaser of any written notice GMH Sellers receive after the Effective Date from any Governmental Authority relating to or in connection with the Property’s violation of any law or municipal ordinance, order or requirement.

5.3                                 Due Diligence.

(a)                                  Purchaser, from time to time prior to Closing, shall have the right to inspect and investigate each and every aspect of the Property, perform surveys, dig test holes, make engineering studies, environmental studies and perform whatever other tests and evaluations of the Property as Purchaser may elect, all either independently or through agents, representatives or contractors of Purchaser’s choosing.  Such investigation by Purchaser may include, without limitation: (i)  matters relating to governmental and other legal requirements with respect to the Property, including without limitation taxes, assessments, zoning, use permit requirements and building codes; (ii)  compliance with zoning, land use, building, environmental and other statutes, rules, or regulations applicable to the Property; (iii)  the physical condition of the Property, including, without limitation, the interior, the exterior, the square footage of the improvements and of each tenant space therein, the structure, the roof, the paving, the utilities, and all other physical and functional aspects of the Property; and (iv) all matters relating to the income and operating or capital expenses of the Property and all related financial matters.  The GMH Sellers shall freely cooperate with Purchaser’s due diligence of the Property, and shall provide Purchaser with all documents, files and data requested by Purchaser relating to the Property.

(b)                                 In connection with any entry by Purchaser or any of its agents, employees or contractors onto the Property, Purchaser shall give the GMH Sellers reasonable advance notice of such entry and shall conduct such entry and any inspections so as to reasonably minimize interference with Tenants.  Purchaser shall maintain, or shall cause its contractors to maintain, public liability and property damage insurance insuring Purchaser against any liability arising out of any entry or inspections of the Property pursuant to the provisions hereof.  Such insurance shall be in the minimum amount of $1,000,000 combined single limit for injury to or death of one or more persons in an occurrence.  Purchaser shall indemnify and hold the Partnership, the Whitehall Sellers and the GMH Sellers harmless from and against any Claims arising out of or relating to any entry on the Property by Purchaser in the course of performing any inspections, testings or inquiries.

(c)                                  At any time prior to the thirtieth (30th) day following the Effective Date (such period, the “Due Diligence Period”), Purchaser may, in its sole and absolute discretion, and for any or no reason whatsoever, terminate this Agreement by written notice to the Whitehall Sellers and the GMH Sellers, whereupon the Deposit shall be returned to Purchaser on the first business day following such termination, by wire transfer (pursuant to Purchaser’s wiring instructions) of immediately available funds.  The foregoing termination rights have been granted to Purchaser in consideration of the payment of Ten Dollars ($10.00) and other independent, valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Whitehall Sellers and the GMH Sellers.

(d)                                 Notwithstanding any provision in this Agreement to the contrary or unless required by law, Purchaser shall not, and shall cause all of its agents, contractors or representatives not to, contact or communicate with any Governmental Authority regarding any Hazardous Materials (as hereinafter defined) on the Property, without prior consent of the Whitehall Sellers and GMH Sellers.  The GMH Sellers shall have the right to have a representative present when Purchaser or any agent, contractor or representative of Purchaser has, or causes to be had, any such contact or communication with any Governmental Authority.  The GMH Sellers agree to cooperate in making a representative available during normal business hours and upon 48 hours’ prior written notice for such purposes.  As used herein, “Governmental Authority” shall mean any federal, state, county or municipal government, or political subdivision thereof, any governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court or administrative tribunal.  As used herein, “Hazardous Materials” shall mean materials, wastes or substances that are (a) included within the definition of any one or more of the terms “hazardous substances,” “hazardous materials,” “toxic substances,” “toxic pollutants” and “hazardous waste” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water

Act (14 U.S.C. Section 1401, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.), and the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.) and the regulations promulgated pursuant to such laws, (b) regulated, or classified as hazardous or toxic, under other federal, state or local environmental laws or regulations, (c) petroleum, (d) asbestos or asbestos-containing materials, (e) polychlorinated biphenyls, (f) flammable explosives or (g) radioactive materials.

5.4                                 Intentionally Omitted.

5.5                                 Title and Survey.

(a)                                  Purchaser shall have the right to obtain, at Purchaser’s expense, promptly after the Effective Date, a bringdown or endorsement to the Title Policy (the “Title Bringdown”) as issued by the Escrow Agent and legible copies of all recorded instruments and maps affecting the Property and recited as exceptions or referred to in the Title Bringdown (collectively, the “Exceptions”).

(b)                                 If Purchaser has an objection to any matters disclosed in the Title Bringdown, the Exceptions, or the Updated Survey and the LLC is unwilling to cure any such Exceptions, Purchaser shall have until the expiration of the Due Diligence Period to either (i) terminate this Agreement, in which case the Deposit shall be refunded to Purchaser, and, except as otherwise provided herein, neither party shall have any further liability to the other hereunder, or (ii) elect to proceed with the purchase of the LLC Interests subject to such Exceptions without any adjustment to the Purchase Price.  If Purchaser fails to give such timely notice of termination, Purchaser shall proceed with the purchase of the Membership Interests as aforesaid.  Notwithstanding the foregoing, the LLC shall pay off and discharge all mortgages and deeds of trust affecting the Property as of the Closing Date out of the sale proceeds.

ARTICLE 6

CASUALTY AND CONDEMNATION

6.1                                 Casualty.  (a) In the event of any fire or other casualty damage to the Property or any part thereof, then, at either party’s option, by written notice to the other party within ten (10) business days in the case of a termination by the Whitehall Seller and/or the GMH Sellers, after the LLC becomes aware of such damage or, in the case of a termination by Purchaser, after Purchaser receives notice of such damage from Seller, either may terminate this Agreement, in which event the Deposit shall be refunded to Purchaser, this Agreement shall be terminated, and the parties shall have no further obligations to each other.  If neither party terminates this Agreement as aforesaid, Purchaser shall have the right, upon the occurrence of such event, at its sole option, to elect to consummate the sale without a reduction of the Purchase Price on account of the same, except that Purchaser shall receive a credit against the Purchase Price for the amount of any deductible applicable under the Partnership’s insurance policy.  Notwithstanding the foregoing, Purchaser shall, however, be obligated to close hereunder if the cost to repair such damage shall be less than One Million Dollars ($1,000,000.00) and such damage is fully covered by insurance or the LLC agrees in writing to provide a credit to Purchaser against the Purchase Price in an amount equal to the lesser of (i) the actual costs to repair such damage less the sum of (A) the amount of any insurance proceeds available to Purchaser plus (B) the amount of the deductible under the Partnership’s insurance policy or (ii) the sum of One Million Dollars ($1,000,000) less the sum of (A) the amount of any insurance proceeds available to Purchaser plus (B) the amount of the deductible under the Partnership’s insurance policy.

(b)                                 If, prior to the Closing, any portion of the Property shall be taken for any public use (other than minor takings for street widening) or access to or from the Property shall be permanently taken or materially impaired, or any change(s) to public way(s) or the grade(s) thereof shall be made which materially affects or are likely to materially affect the value of the Property, or notice of any of the foregoing shall be made public or otherwise come to Purchaser’s attention (unless such action is terminated on or prior to the Closing), then, and in any of such events, by written notice to the Whitehall Sellers and the GMH Sellers within ten (10) business days after Purchaser receives notice of such events from the Partnership, Purchaser may either (i) terminate this Agreement, in which event the Deposit shall be refunded to Purchaser, and the parties shall have no further liability or responsibility to each other, or (ii) elect to consummate the sale without a reduction of the Purchase Price on account of the same.  The GMH Sellers shall promptly notify Purchaser if and when the LLC becomes aware of any such notice or threat of taking.

(c)                                  In the event that either party shall have the right to terminate this Agreement pursuant to this Article 6.1 and each party waives such right to terminate, then the Closing shall occur on the later of the (i) day the Closing would have occurred but for the casualty, taking or other event described above or (ii) date that is ten (10) business days after the expiration or waiver of the permitted ten (10) day period referred to above.

ARTICLE 7

WARRANTIES, REPRESENTATIONS AND COVENANTS

7.1                                 Warranties and Representations of Purchaser.  The Purchaser warrants and represents to the Whitehall Sellers and the GMH Sellers as follows, which representations and warranties shall be deemed to be repeated by Purchaser, and shall be true and correct, as of the Closing Date and shall survive the Closing for a period of one (1) year:

(a)                                  Purchaser is a limited liability company duly organized and validly existing under the laws of the State of Delaware. The execution, delivery and performance by Purchaser of the terms of this Agreement has been duly authorized by all necessary parties and does not conflict with any agreement to which Purchaser is bound or is a party or require the consent of any party.

(b)                                 This Agreement is the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject only to bankruptcy and creditor’s rights laws, matters affecting creditors of Purchaser generally and general equitable principles (whether asserted in an action at law or equity).

(c)                                  Purchaser is familiar with the source of funds for the Purchase Price of the Property and represents that all such funds derived from legitimate business activities within the United States of America and/or from loans from a banking or financial institution chartered or organized within the United States of America.

(d)                                 None of Purchaser, the Purchaser Parties, or any Affiliate of Purchaser is subject to sanctions of the United States government or in violation of any federal, state, municipal or local laws, statutes, codes, ordinances, orders, decrees, rules or regulations (“Laws”) relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) (the “Terrorism Executive Order”) or a Person (as hereinafter defined) similarly designated under any related enabling legislation or any other similar Executive Orders (collectively with the Terrorism Executive Order, the “Executive Orders”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the “Patriot Act”), any sanctions and regulations promulgated under authority granted by the

Trading with the Enemy Act, 50 U.S.C. App. 1-44, as amended from time to time, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, as amended from time to time, the Iraqi Sanctions Act, Publ. L. No. 101-513; United Nations Participation Act, 22 U.S.C. § 287c, as amended from time to time, the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa-9, as amended from time to time, The Cuban Democracy Act, 22 U.S.C. §§ 6001-10, as amended from time to time, The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time, and The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106-120, as amended from time to time.

(e)                                  None of the Purchaser, the Purchaser Parties or any Affiliate of Purchaser is (i) listed on the Specially Designated Nationals and Blocked Persons List (the “SDN List”) maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or on any other similar list (“Other Lists” and, collectively with the SDN List, the “Lists”) maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation (collectively, “OFAC Laws and Regulations”); or (ii) a Person (a “Designated Person”) either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of the Terrorism Executive Order or a Person similarly designated under any related enabling legislation or any other similar Executive Orders (collectively, the “Executive Orders”), including a “Prohibited Person”.  The OFAC Laws and Regulations and the Executive Orders are collectively referred to as the “Anti-Terrorism Laws”.  “Prohibited Person” is defined as follows:

(A)                              a person or entity that is listed in the Annex to the Terrorism Executive Order, or is otherwise subject to the provisions of the Terrorism Executive Order or any other Executive Order;

(B)                                a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to the Terrorism Executive Order, or is otherwise subject to the provisions of the Terrorism Executive Order or any other Executive Order;

(C)                                a person or entity with whom Seller is prohibited from dealing or otherwise engaging in any transaction by any terrorism or anti-money laundering Law, including the Terrorism Executive Order, any other Executive Order and the Patriot Act;

(D)                               a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in the Terrorism Executive Order or any other Executive Order; or

(E)                                 a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list.

(f)                                    Purchaser has required and shall require, and has taken and shall take all reasonable measures to ensure compliance with the requirement that no Purchaser Parties or Affiliates of Purchaser is or shall, be listed on any Lists be a Designated Person, or be in violation of any Laws, including any OFAC Laws and Regulations.

(g)                                 None of Purchaser, the Purchaser Parties or any Affiliate of Purchaser is or will (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Designated Person, (ii) deal in, or otherwise engage in, any transaction relating to any property or interest in property blocked pursuant to any Executive Order or the Patriot Act, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Executive Order or the Patriot Act.

(h)                                 Items (c) through (g) shall not apply to Purchaser Parties to the extent that such Purchaser Parties’ interest in Purchaser is through a U.S. Publicly-Traded or Pension Entity.  “U.S. Publicly-Traded or Pension Entity” means either (A) a Person (other than an individual) whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such a Person, or (B) an “employee pension benefit plan” or “pension plan” as defined in Section 3(2) of ERISA.  As used herein, “Person” means any individual, partnership, corporation, limited liability company, trust or other legal entity.  As used herein, “Affiliate” means with respect to any Person (i) any other Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with such Person, (ii) any other Person owning or controlling 10% or more of the outstanding voting securities of or other ownership interests in such Person, (iii) any officer, director or partner of such Person, or (iv) if such Person is an officer, director or partner, any other company for which such Person acts in any such capacity or any entity in which such Person, acting individually or though any entity, is a member, partner or other principal.

7.2                                 Warranties and Representations of Seller.  (A) Each of the Whitehall Sellers and the GMH Sellers hereby represent and warrant, on a several and not joint and several basis, to Purchaser as follows as of the Effective Date:

(i)                                     Each such entity is duly formed or incorporated and validly existing in the state of its formation or incorporation.

(ii)                                  The execution, delivery and performance by each such entity of the terms of this Agreement has been duly authorized by all necessary action and does not conflict with any agreement to which each such entity is bound or is a party or require the consent of any party.

(iii)                               This Agreement is the legal, valid and binding obligation of each such entity, enforceable against each such entity in accordance with its terms, subject only to bankruptcy and creditor’s rights laws, matters affecting creditors of each such entity generally and general equitable principles (whether asserted in an action at law or equity).

(iv)                              Each such entity has not assigned, pledged or encumbered any of its respective Membership Interest and owns its respective Membership Interest free and clear of any and all liens, claims, pledges and encumbrances.

Each of the Whitehall Sellers, severally and not jointly and severally, hereby represents and warrants to Purchaser that, to the best of its knowledge, it has not received any written notice of any fact or circumstance which would cause the representations and warranties of the GMH Sellers as set forth in subparagraph (B) to be misleading or untrue.  For the purposes of this Section 7.2(A), “to the best of its knowledge” means the actual, conscious (and not constructive) knowledge on the Effective Date of Thomas Ferguson, without investigation or inquiry.

(B)                                The GMH Sellers hereby represent and warrant to Purchaser as follows as of the Effective Date, which representations and warranties shall be deemed to be repeated by the GMH Sellers, and shall be true and correct, as of the Closing Date:

(i)                                     To Seller’s Knowledge, there is no pending condemnation or similar proceeding or special assessment affecting the Property, or any part thereof, nor, to Seller’s Knowledge, has Seller received written notice that any such proceeding or assessment is contemplated by any Governmental Authority.

(ii)                                  To Seller’s Knowledge, Seller has not received any written notice or communication from any Governmental Authority that the Property violates any applicable law, statute, ordinance, code, regulation or rule.

(iii)                               To Seller’s Knowledge, Seller is not a party to any litigation and has not received written notice of any proceedings, claims or lawsuits, which if adversely determined against Seller would have an adverse effect on the Property or on Seller’s ability to consummate the transaction contemplated hereunder.

As used in this Section 7.2 (B), “Seller’s Knowledge” shall mean the actual, conscious (and not implied or constructive) knowledge, on the Effective Date and on the Closing Date, as applicable, of Miles Orth, without investigation or inquiry.

(C)                                Notwithstanding any provision to the contrary herein or in any Closing Document, (i) Purchaser shall not be entitled to file any Claims (as hereinafter defined) against any of the Whitehall Sellers or the GMH Sellers unless the total of such Claims, in the aggregate, exceeds Fifty Thousand Dollars ($50,000) and (ii) the total liability of all the Whitehall Sellers and the GMH Sellers for any or all Claims (as hereinafter defined) hereunder or under any Closing Document shall not exceed Five Hundred Thousand Dollars ($500,000).  As used herein, “Claims” means any suits, actions, proceedings, investigations, demands, claims, liabilities, fines, penalties, liens, judgments, losses, injuries, damages, expenses or costs, including, without limitation, reasonable attorneys’ and experts’ fees and costs of investigation actually incurred or paid.  Except as otherwise specifically set forth in this Agreement, the representations and warranties of the Whitehall Sellers and the GMH Sellers contained herein or in any Closing Document shall survive only until the one hundred twentieth (120th) day following the Closing Date (the “Representation Expiration Date”).  Any Claim that Purchaser may have at any time against the Whitehall Sellers and the GMH Sellers for a breach of any representation or warranty, with respect to which a written notice of such Claim (a “Claim Notice”) has not been delivered to the Whitehall Sellers and the GMH Sellers on or prior to the Representation Expiration Date shall not be valid or effective.  For the avoidance of doubt, on the Representation Expiration Date, the Whitehall Sellers and the GMH Sellers, their partners and agents shall be fully discharged and released (without the need for separate releases or other documentation) from any liability or obligation to Purchaser with respect to any Claims or any matter relating to this Agreement, any Closing Document or the Property, except solely for those matters that are then the subject of a pending Claim Notice delivered by Purchaser to the appropriate Whitehall Seller or GMH Seller.  Any Claim that Purchaser may have at any time against any Whitehall Seller or GMH Seller for a breach of any representation or warranty, whether known or unknown, with respect to which a Claim Notice has been delivered to the appropriate Whitehall Seller or GMH Seller on or prior to the Representation Expiration Date may be the subject of subsequent litigation brought by Purchaser against the appropriate Whitehall Seller or GMH Seller, provided that such litigation is commenced against the appropriate Whitehall Seller or GMH Seller on or prior to the sixtieth (60th) calendar day following the Representation Expiration Date.

(D)                               If Purchaser has actual knowledge of (i) a default in any of the covenants, agreements or obligations to be performed by any of the Whitehall Sellers or GMH Sellers under this Agreement or under any Closing Document and/or (ii) any breach of or inaccuracy in any representation or warranty of any of the Whitehall Sellers or GMH Sellers made in this Agreement, Purchaser shall notify the appropriate Whitehall Seller or GMH Seller of same in writing, in which case Seller shall have an opportunity to cure same (and, if necessary, extend Closing for a period not to exceed thirty (30) days to cure same).  If Purchaser, with actual knowledge of (i) a default in any of the covenants, agreements or obligations to be performed by any of the Whitehall Sellers or GMH Sellers under this Agreement or under any Closing Document and/or (ii) any breach of or inaccuracy in any representation or warranty of any of the Whitehall Sellers or GMH Sellers made in this Agreement, nonetheless elects to proceed to Closing, then, upon the consummation of Closing, Purchaser shall be deemed to have waived any such default and/or breach or inaccuracy and shall have no Claim against any of the Whitehall Sellers or GMH Sellers with respect thereto.

(E)                                 This Section 7.2 shall survive the Closing.

7.3                                 Covenants of the LLC and GMH Sellers.

(a)                                  Until Closing, GMH Sellers on behalf of the LLC shall enter into only those third party contracts which are necessary to maintain the Property in a manner consistent with the past practices and current operation of the Property.  If GMH Sellers enter into any such contract, the GMH Sellers shall promptly give written notice thereof to Purchaser and unless Purchaser, within seven (7) days thereafter, notifies Seller in writing of its intention to assume such contract, the GMH Sellers shall cause such contract to be terminated prior to Closing.

(b)                                 The GMH Sellers agree, until Closing, to cause the property manager to continue its rental program in a manner consistent with the past practices and current operation of the Property. Notwithstanding the foregoing, the LLC or the GMH Sellers shall not (i) enter into, alter, amend or otherwise modify or supplement any Lease, without the prior written consent of Purchaser, except that the LLC may enter into, modify or terminate residential leases in the ordinary course of business, for terms of not more than one year and at market rent rates, (ii) grant any bonus, free month’s rental, rebate or other concession to any present or future tenant of the Property, unless the same is fully applied prior to the Closing or is otherwise acceptable to Purchaser, (iii) cause the termination of any Lease without the prior written consent of Purchaser, unless the tenant is in default thereunder, and (iv) apply any security deposits or other deposits to amounts owing with respect to any tenants in possession on the Closing Date unless such tenants are delinquent in the payment of rent or otherwise in default under their Leases in which event Seller shall request that such tenant replenish such security deposit if required under the applicable lease.

(c)                                  Until Closing, the LLC shall cause all existing insurance covering the Property to be maintained in full force and effect, and without material changes thereto.

(d)                                 Until Closing, the LLC shall cause the Property to be operated and maintained and repaired in a manner consistent with past practices and its current operation and in accordance with good business practices, such that the Property can be delivered to Purchaser at Closing in their present condition, normal wear and tear excepted.

ARTICLE 8

DEFAULT

8.1                                 Default by Purchaser.  The parties agree that if Purchaser defaults in the performance of the terms of this Agreement by failing to purchase the Property as required to do so, then either the Whitehall Sellers or the GMH Sellers shall have the right to retain the Deposit as liquidated damages, and not as a penalty, without the necessity of proving actual damages, which Deposit shall be allocated amongst the Whitehall Sellers and the GMH Sellers in accordance with their Percentage Interests. The Purchaser hereby waives any right to challenge the enforceability of this clause or its reasonability, and Purchaser hereby waives any and all rights it may have at law or equity to dispute the right of the Whitehall Sellers and the GMH Sellers to retain the liquidated damages provided for herein other than on the basis that no default had occurred and thus the Whitehall Sellers and the GMH Sellers were not entitled to any damages whatsoever.

8.2                                 Default by Seller.  In the event the purchase and sale hereunder is not closed by reason of a default by any of the Whitehall Sellers or the GMH Sellers hereunder in failing or refusing to sell the Membership Interests to Purchaser as provided in this Agreement, Purchaser shall be entitled to (i) seek specific performance of this Agreement against the defaulting Seller only by filing an action for specific performance within 60 days of the breach thereof, or (ii) terminate this Agreement, in which event the Deposit shall be refunded to Purchaser, and this Agreement shall terminate and be null and void and of no further force and affect.  Purchaser hereby waives any right to receive any damages or pursue any and all rights or remedies not specifically provided for herein against Seller.

ARTICLE 9

ESCROW AGENT

9.1                                 Deposit in Escrow.  The Deposit shall be held by the Escrow Agent, in trust, on the terms set forth in this Agreement.

9.2                                 Disputes.  In the event of litigation between Seller and Purchaser, the Escrow Agent may deliver the monies held in the escrow to the Clerk of the Court in which such litigation is pending, or the Escrow Agent shall take such affirmative steps as the Escrow Agent may, at the Escrow Agent’s option elect in order to terminate the Escrow Agent’s duties including, but not limited to, depositing the monies held in the escrow in any court which Escrow Agent shall select in the Commonwealth of Pennsylvania, and may institute an action for interpleader, the costs thereof to be borne by whichever of Seller, in accordance with each of their Percentage Interests, or Purchaser is the losing party.

9.3                                 Release and Indemnity.

(a)                                  It is agreed that the duties of the Escrow Agent are only as herein specifically provided and are purely ministerial in nature, and that the Escrow Agent shall incur no liability whatever except for willful misconduct or gross negligence of Escrow Agent. The Seller and Purchaser each release the Escrow Agent from any act done or omitted to be done by the Escrow Agent in good faith in the performance of its duties hereunder.

(b)                                 Seller and Purchaser shall jointly and severally hold Escrow Agent harmless from and against any loss, damage, liability or expense incurred by Escrow Agent not caused by its willful misconduct or gross negligence, arising out of or in connection with its entering into this Agreement and the carrying out of its duties hereunder, including the reasonable costs and expenses of defending itself against any claim of liability or participating in any legal proceeding. Escrow Agent may consult with counsel of its choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

ARTICLE 10

MISCELLANEOUS

10.1                           Entire Agreement.  This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof, and no prior or other writing or oral agreement or undertaking pertaining to any such matter shall be effective for any purpose. This Agreement may not be changed or modified, nor any provision hereof waived, except in writing by the party to be charged thereby.

10.2                           Broker or Consultant.  Purchaser and Seller represent and warrant to each other that neither has dealt with any broker or consultant in connection with this Agreement. Seller and Purchaser each agree to hold the other harmless and to indemnify the other against any claims of, or liabilities to, any broker or other person based upon dealings or alleged dealings which are inconsistent with the foregoing representation.  The obligations of Purchaser and Seller under this paragraph shall survive whether or not title closes hereunder and notwithstanding any release of either party pursuant to any other provisions of this Agreement.

10.3                           Notices.  All notices, requests, consents and other communications hereunder shall be in writing and shall be personally delivered or mailed by first class registered or certified mail, return receipt requested, postage prepaid, by telecopy (with confirmation of receipt), or sent by private overnight express delivery, addressed as follows:

If to the Whitehall Sellers:

Goldman Sachs & Co.
100 Crescent Court
Suite 1000
Dallas, Texas 75201
Attention: Mr. Thomas Ferguson

with a copy to:

Arent Fox PLLC
1050 Connecticut Avenue, N.W.
Washington, DC 20036
Attention: Mark Katz, Esquire

If to GMH Sellers:

GMH Communities, LP
10 Campus Boulevard
Newtown Square, Pennsylvania 19073
Attention: Mr. Joseph M. Macchione

If to Purchaser:

State College Intermediate, LLC
GMH Communities, LP
10 Campus Boulevard
Newtown Square, Pennsylvania 19073
Attention: Mr. Joseph M. Macchione

with a copy to:

Reed Smith LLP
2500 One Liberty Place
1650 Market Street
Philadelphia, PA 19103
Attention: James F. Mogan, III, Esquire

or to such other address as the respective party may direct by notice to the other party. Any such notice, request, consent or other communication shall be deemed delivered at such time as it is personally delivered on a business day, on the day it is so deposited in the U. S. Mail, on the business day it is delivered by telecopy and the delivering party shall have confirmed receipt of the same by telephone, or on the first business day following its delivery to a private overnight express delivery service, prepaid for next business day delivery, as the case may be.

10.4                           Governing Law.  This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania.

10.5                           Interpretation.  This Agreement shall be construed reasonably to carry out its intent without presumptions against or in favor of either party. If any provision hereof shall be declared invalid by a court or in any administrative proceedings, then the provisions of this Agreement shall be construed in such manner so as to preserve the validity hereof and the substance of the transaction herein contemplated to the extent possible. The paragraph and/or section headings and the arrangement of this Agreement is for the convenience of the parties hereto and do not in any way affect, limit, amplify or modify the terms and provisions hereof.

10.6                           Singular, Plural, Etc.  Wherever herein the singular number is used the same shall include the plural and the masculine gender shall include the feminine and neuter genders and vice versa, as the context shall require.

10.7                           Counterparts.  This Agreement may be executed in several counterparts, which shall constitute one and the same instrument.

10.8                           Intentionally Omitted.

10.9                           Further Assurances.  Seller and Purchaser each agree to execute any and all documents necessary to effectuate the purposes of this Agreement, provided, however, that any such instruments, documents and materials are not inconsistent with the terms of this Agreement, do not create any liability on the part of Seller and Purchaser that was not contemplated by this Agreement or expand any liability that was contemplated and do not contain any representation, warranty, indemnity or covenant that Seller or Purchaser is not required to make under the terms of this Agreement.

10.10                     Recording.  Neither this Agreement nor any memorandum hereof may be recorded, except in connection with a permitted action by Purchaser for specific performance, without the express written consent of both parties, and any party recording this Agreement without first having obtained any necessary consent shall be in material breach hereof.

10.11                     Assignment; Successor and Assigns.  Purchaser may not assign this Agreement or its rights hereunder without the express written consent of each of the GMH Sellers and Whitehall Sellers, which consent may be withheld, conditioned or delayed in the sole and absolute discretion of each of the Sellers; provided, however, that Purchaser may assign each of its rights under this Agreement on or prior to the Closing to an entity controlled by or under common control with, or an affiliate of, GMH Communities, LP, without any consent from any Seller. This Agreement shall inure to the benefit of and be binding upon Seller and Purchaser and their respective heirs, personal representatives, successors and permitted assigns.

10.12                     Time.  Unless otherwise specified to the contrary in this Agreement, TIME IS OF THE ESSENCE WITH RESPECT TO ALL TIME PERIODS IN THIS AGREEMENT. In the event that the date upon which any time period ends or any duty or obligation hereunder is to be performed shall occur upon a Saturday, Sunday or national banking holiday, then, in such event, the time period or the due date for such performance shall be automatically extended to the next succeeding day which is not a Saturday, Sunday or national banking holiday.

10.13                     Confidential Information.  Purchaser acknowledges that the transaction contemplated herein is of a confidential nature and shall not be disclosed except (a) to Purchaser’s consultants, investors, lenders, appraisers, attorneys, accountants, advisors, Purchaser Parties, and Purchaser’s associated companies or affiliates, (b) as required by any applicable statute, law or regulation, or (c) in accordance with any litigation that may arise between the parties in connection with the transaction contemplated by this Agreement.  Purchaser agrees to treat any information provided by Seller, or its agents, or relating to Seller or the LLC or the Property as confidential, preserve the confidentiality thereof, and not disclose to any parties except the persons or entities set forth above or duplicate or use such information except as provided above in connection with the transaction contemplated hereby.  Purchaser and Seller agree that confidentiality obligations set forth herein shall not apply to information which (a) is or becomes generally available to the public, (b) was in Purchaser’s possession prior to its disclosure to Purchaser by Seller, Seller Parties, or Seller’s agents or the Partnership, or (c) is or becomes available to Purchaser from a source other than Seller, Seller Parties, or Seller’s agents or the Partnership.  In the event of the termination of this Agreement for any reason whatsoever, Purchaser will return to Seller and/or the LLC all documents, work papers, and other written material (including all copies thereof) obtained from Seller, or its agents, or the LLC in connection with the transaction contemplated hereby, and Purchaser shall instruct its employees and others who have had access to such information, to keep confidential and not to use any such information. The provisions of this Section shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement.  Any press release or other public disclosure regarding this Agreement or the transactions contemplated herein, and the wording of same, must be approved in advance by both parties.

10.14                     Several Covenants, Obligations, Representations and Warranties.  Notwithstanding any other term of this Agreement, all covenants, obligations, representations and warranties of Seller in this Agreement, or of the GMH Sellers and the Whitehall Sellers under this Agreement, shall be made by such entities on a several, and not joint and several, basis.

10.15                     Tax Treatment.  The parties hereto agree that Purchaser is purchasing membership interests for the consideration specified herein.  Furthermore, each party hereto hereby agrees for federal income tax purposes to treat the transactions contemplated by this Agreement as a sale of membership interests.  In particular, the parties agree that the Whitehall Sellers and such of the GMH Sellers that are being paid cash shall be treated for federal income tax purposes as selling their respective membership interests (or, in the case of a GMH Seller that is being paid both cash and operating units in GMH Communities, LP, the proportionate share of such Seller’s membership interest attributable to such cash) to GMH Communities, LP for the amount of cash specified in Section 2.1 of this Agreement.  This provision is intended to comply with the requirements of Treasury Regulation section 1.708-1(c)(4), with GMH Communities, LP as the surviving partnership, and shall be interpreted consistently therewith.

[Remainder of page intentionally blank; next page is signature page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SELLER:

WHITEHALL V-S REAL ESTATE LIMITED PARTNERSHIP, a Delaware limited partnership
Execution Date:	By:	WH V-S Advisors, L.L.C., its general partner

March 22, 2005	By:	/s/ Thomas D. Ferguson
Name: Thomas D. Ferguson
Title: Vice President

BRIDGE STREET REAL ESTATE FUND 1996, L.P., a Delaware limited partnership
Execution Date:	By:	Stone Street 1996 Realty, L.L.C., its general partner

March 22, 2005	By:	/s/ Thomas D. Ferguson
Name: Thomas D. Ferguson
Title: Vice President

STONE STREET GMH-S CORP., a Delaware corporation
Execution Date:

March 22, 2005	By:	/s/ Thomas D. Ferguson

STONE STREET REAL ESTATE FUND 1996, L.P., a Delaware limited partnership
Execution Date:	By:	Stone Street 1996 Realty, L.L.C., its general partner

March 22, 2005	By:	/s/ Thomas D. Ferguson
Name: Thomas D. Ferguson
Title: Vice President

GH COLLEGE PARK, INC., a Pennsylvania corporation
Execution Date:

March 22, 2005	By:	/s/ Gary M. Holloway, Sr.

Gary M. Holloway	/s/ Gary M. Holloway, Sr.
Name: Gary M. Holloway	GARY M. HOLLOWAY, SR.

Bruce F. Robinson	/s/ Bruce F. Robinson
Name: Bruce F. Robinson	BRUCE F. ROBINSON

Frank Tropea	/s/ Frank Tropea
Name: Frank Tropea	FRANK TROPEA

Joseph M. Coyle	/s/ Joseph M. Coyle
Name: Joseph M. Coyle	JOSEPH M. COYLE

Michael Mayock	/s/ Michael Mayock
Name: Michael Mayock	MICHAEL MAYOCK

Louis Battagliese	/s/ Louis Battagliese
Name: Louis Battagliese	LOUIS BATTAGLIESE

Cathy Coyle	/s/ Cathy Coyle
Name: Cathy Coyle	CATHY COYLE

Robert DiGiuseppe	/s/ Robert DiGiuseppe
Name: Robert DiGiuseppe	ROBERT DIGIUSEPPE

Denise Hubley	/s/ Denise Hubley
Name: Denise Hubley	DENISE HUBLEY

David Forrest	/s/ David Forrest
Name: David Forrest	DAVID FORREST

Michael Maher	/s/ Michael Maher
Name: Michael Maher	MICHAEL MAHER

PURCHASER:

STATE COLLEGE INTERMEDIATE, LLC, a Delaware limited liability company
Execution Date:

March 22, 2005	By:	/s/ Joseph M. Macchione
Name: Joseph M. Macchione
Title: Vice President and Secretary

GMH COMMUNITIES, LP, a Delaware limited partnership

Execution Date:	By:	GMH Communities GP Trust, its general partner

March 22, 2005	By:	/s/ Joseph M. Macchione
Name: Joseph M. Macchione
Title: Secretary

EXHIBIT A

Land

EXHIBIT B

Form of Assignment and Assumption of Membership Interests

ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTERESTS

THIS ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTERESTS (the “Assignment and Assumption”) is made and entered into as of                                 , 2005 (the “Assignment Date”) by and among                        , a                                                       ,                                 , a                                                     , and                                 , a                                                        (collectively, “Assignor”), and                                 , a                                  (“Assignee”).

FOR VALUE RECEIVED, Assignor hereby grants, conveys, sells, assigns, releases and transfer to Assignee all of Assignor’s right, title and interest as a partner of W9/JP-M Real Estate Limited Partnership, a Delaware limited partnership (the “LLC”), together with all of Assignor’s right, title and interest in, to and under that certain Limited Liability Company Agreement dated as of December 19, 1995 (the “LLC Agreement,” and Assignor’s rights and obligations under the LLC Agreement, and Assignor’s entire interest in the LLC including, without limitation, the right to receive distributions, the “Membership Interest”).

TO HAVE AND TO HOLD the same unto Assignee, its legal representatives, heirs, successors and assigns forever, subject, however, to the terms, covenants, conditions and provisions contained in the LLC Agreement.

Assignee hereby assumes the Membership Interest from and after the Assignment Date and agrees, for the benefit of Assignor and other party(ies) to the LLC Agreement, to perform and discharge all obligations and duties of Assignor under the LLC Agreement from and after the Assignment Date.

Assignor represents, warrants and covenants that (i) Assignor is the sole owner of the Membership Interest and has not previously assigned, pledged, transferred or encumbered the Membership Interest, and (ii) Assignor has the full authority and right to sell, transfer and assign the Membership Interest to Assignee.

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment and Assumption as of the Assignment Date.

ASSIGNOR:

By:

ASSIGNEE:

By:

Schedule 1

1.                                       Bankruptcy/Default/Workout History – A detailed narrative of any bankruptcy filings, foreclosure proceedings or significant loan modifications involving Seller.  If no such events have occurred, please provide a statement to that effect.

2.                                       Financial Information – Current, audited (if available) financial statements for the Partnership.

3.                                       Property Level Information – Originals or legible copies of the following property level information:

a.                                       A current title report for each parcel comprising the Property issued by a national title insurance company, together with complete legible copies of all documents reference therein.

b.                                      ALTA as-built surveys and legal descriptions of each parcel comprising the Property in insurable form.

c.                                       Real estate tax bills for each parcel comprising the Property for the three most recently ended tax years and, the extent available, for the current tax year.  Also, the most recent tax assessment for each parcel comprising the Property, any current or threatened betterment assessments, and complete files on any pending tax appeal proceedings.

d.                                      A detailed listing of all capital expenditures on the Property made during the last three years.

e.                                       All existing and proposed leases, lease proposals and standard lease forms.

f.                                         All service contracts, management agreements, leasing agreements, reciprocal easement and/or operating agreements, common area maintenance agreements, option agreements, land purchase agreements and other agreements relating to the Property, including all amendments thereto.

g.                                      Any environmental, asbestos, lead paint, engineering and other physical reports of the Property in the Partnership’s possession or obtainable by the Partnership.

h.                                      Any appraisals of the Property completed within the past three years.

i.                                          Operating statements for the Property for the two most recently ended calendar years, and operating statements for the Property through the most recently ended calendar month of the current calendar year.  Audited financial statements for the Property (if available) for the three most recently ended calendar years.

j.                                          Rent-rolls for the Property for the past three months, identifying any rental concessions currently in effect.

k.                                       A schedule of all licenses, permits (including grading, building and other permits for any work currently in progress), certificates of occupancy, etc. for the Property currently in effect together with copies thereof and of all amendments thereto.

l.                                          Zoning compliance letters of governmental authorities and/or similar evidence that the Property are in compliance with zoning, subdivision and other land use requirements.

m.                                    Utility bills for the Property for the past twenty-four months, which will be made available on site.

n.                                      An inventory of all personal property at the Property.

o.                                      Complete files and details on any pending or threatened litigation at or affecting the Property.

p.                                      The current year’s operating, leasing and capital budget for the Property and a proposed operating, leasing and capital budget for the first 12 months after closing.

q.                                      As-built plans and specifications for the Property together with a full set of soil reports.

r.                                         An incident report for the Property for the past twenty-four months.

s.                                       A description of all loans currently secured by the Property, together with copies of the loan documents.

t.                                         A list of names of all architects and engineers and all major subcontractors, materialmen and suppliers used in construction and development of the Property, to the best of the Partnership’s capability.

u.                                      Loss runs for any and all insurance claims for the history of the Property.

SCHEDULE 2

MEMBERS	PERCENTAGE INTERESTS

1. WHITEHALL V-S REAL ESTATE LIMITED PARTNERSHIP	85.0%
2. STONE STREET GMH-S CORP.	0.14739%
3. STONE STREET REAL ESTATE FUND 1996, L.P.	2.49746%
4. BRIDGE STREET REAL ESTATE FUND 1996, L.P.	2.35515%
5. GH COLLEGE PARK, INC.	0.10%
6. GARY M. HOLLOWAY, SR.	7.615%
7. BRUCE F. ROBINSON	0.58%
8. FRANK TROPEA	0.32%
9. JOSEPH M. COYLE	0.25%
10. MICHAEL MAYOCK	0.20%
11. LOUIS BATTAGLIESE	0.20%
12. CATHY COYLE	0.58%
13. ROBERT DIGIUSEPPE	0.08%
14. DENISE HUBLEY	0.033%
15. DAVID FORREST	0.03%
16. MICHAEL MAHER	0.012%